Exhibit 99.1

XOMA Reports Fourth Quarter and Full Year 2018 Financial Results and Operating Highlights

Added seven new partner-funded programs in 2018 with potential for milestone and royalty payments

Current cash balance sufficient to fund operations for multiple years

EMERYVILLE, Calif., March 7, 2019 (GLOBE NEWSWIRE) – XOMA Corporation (Nasdaq: XOMA) announced its fourth quarter and full-year 2018 financial results and business highlights.

“In 2018, we completed the first transaction under our royalty-aggregator business model, adding seven assets being developed by Merck and Incyte, bringing our royalty license portfolio to 45 assets. We added $20 million of capital and established a $20 million credit facility to strengthen our balance sheet and to continue building our royalty portfolio. We believe XOMA is in a healthy financial position, and we are focused on delivering shareholder value,” stated Jim Neal, Chief Executive Officer of XOMA. “In early 2019, we added Barbara Kosacz to our Board of Directors; her legal expertise in analyzing, structuring, and negotiating pharmaceutical and biotechnology license agreements will be invaluable as we execute on our business strategy.”

Business Highlights

XOMA continued making significant progress to position the Company for long-term growth, while strengthening its balance sheet in multiple ways during 2018.

•	Acquired a milestone and royalty interest in seven immuno-oncology assets being developed by Merck and Incyte.

•	Completed a $20 million rights offering with XOMA stockholders including BVF Partners, LP.

•	Secured $20 million credit facility with Silicon Valley Bank.

•	Reduced operating expenses to historic lows, reflecting our new low-cost infrastructure.

•	Strengthened the Board of Directors and leadership team.

2018 Updates About Partnered Assets in Development

“During its R&D Update on November 25, 2018, Novartis highlighted 26 potential blockbuster drug candidates from their 340 programs under development. XOMA has up to double-digit royalty interests on two of those potential blockbuster assets,” concluded Mr. Neal.

Novartis-licensed assets:

•	Novartis announced gevokizumab will enter oncology clinical studies.

•	Novartis has listed Phase 2 trials for CFZ533 in four separate indications on ClinicalTrials.gov.

Financial Results

XOMA recorded total revenues of $1.7 million for the fourth quarter of 2018, compared to $5.4 million for the fourth quarter of 2017. For the full year of 2018, XOMA recorded revenues of $5.3 million, compared to $52.7 million for the full year of 2017. Revenues for the full year of 2017 reflect $40.2 million of licenses and collaborative fee revenue received in connection with the Company’s 2017 license agreements with Novartis and a $10.0 million clinical development milestone payment from Novartis related to another therapeutic candidate.

Research and development (R&D) expenses were $0.2 million for the fourth quarter of 2018, compared to $0.7 million for the fourth quarter of 2017. Research and development expenses for the full year of 2018 were $1.7 million, compared to $7.9 million for the same period in 2017. The decrease in R&D expenses for the full year of 2018, as compared with 2017, was primarily due to the implementation of our royalty-aggregator business model during the first quarter of 2017, at which time the Company ceased substantially all development activities. The decrease primarily consisted of $1.9 million in clinical trial costs, $1.4 million in consulting costs, $1.2 million in the allocation of facilities costs, $0.5 million in stock-based compensation, and $0.4 million in salaries and related expenses. The decrease in allocation of facilities costs is a result of a decreased proportion of R&D employees due to our restructuring activities in late 2016 and June 2017.

General and administrative (G&A) expenses were $4.3 million for the fourth quarter of 2018, compared to $6.7 million for the fourth quarter of 2017. General and administrative expenses were $18.6 million for the full year of 2018, compared to $24.3 million for the full year of 2017. The decrease of $5.7 million for the full year of 2018, as compared with the full year of 2017, was primarily due to decreases of $2.9 million in stock-based compensation, $2.1 million in consulting services, and $0.5 million in information technology costs, partially offset by an increase of $1.2 million in the allocation of facilities costs due to a greater proportion of G&A personnel compared to R&D personnel after our restructuring activities.

For the years ended December 31, 2018 and 2017, XOMA recorded $1.9 million and $3.4 million, respectively in charges related to severance, other termination benefits, outplacement services, and lease-related charges associated with restructuring activities.

For the years ended December 31, 2018 and 2017, XOMA recorded other income of $4.3 million and $1.1 million, respectively. Other income in both periods included income received in relation to the Company’s disposition of its biodefense business to Ology Bioservices in March 2015. During the year ended December 31, 2018, XOMA also received $1.8 million in sublease income. This was partially offset by a loss of $0.6 million for the decrease in fair value of long-term equity securities that consisted of shares of Rezolute’s common stock. For the year ended December 31, 2017, XOMA realized a foreign exchange loss of $1.6 million related to re-measurement of the Servier Loan which was paid in 2017 and a sublease loss of $0.8 million, offset by a $1.2 million gain on the sale and disposal of equipment located in one of its leased facilities.

Net loss for the fourth quarter of 2018 was $3.0 million, compared to net loss of $1.3 million for the fourth quarter of 2017. Net loss for the full year of 2018 was $13.3 million, compared to net income of $14.6 million for the full year of 2017. The significant net income for the full year of 2017 was due primarily to the increase in total revenues as previously discussed.

On December 31, 2018, XOMA had cash and cash equivalents of $45.8 million. The Company ended December 31, 2017, with cash and cash equivalents of $43.5 million. The Company’s current cash and cash equivalents are expected to be sufficient to fund its operations for multiple years.

About XOMA Corporation

XOMA has built a significant portfolio of products that are licensed to and being developed by other biotechnology and pharmaceutical companies. The Company’s portfolio of partner-funded programs spans multiple stages of the drug development process and across various therapeutic areas. Many of these licenses are the result of XOMA’s pioneering efforts in the discovery and development of antibody therapeutics. The Company’s royalty-aggregator business model includes acquiring additional licenses to programs with third-party funding. For more information, visit www.xoma.com.

Forward-Looking Statements/Explanatory Notes

Certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding the potential of XOMA’s portfolio of partnered programs and licensed technologies generating substantial milestone and royalty proceeds over time, creating additional value for the stockholders and cash sufficiency forecast. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry, including those related to the fact that our product candidates subject to out-license agreements are still being developed, and our licensees may require substantial funds to continue development which may not be available; we do not know whether there will be, or will continue to be, a viable market for the products in which we have an ownership or royalty interest; if the therapeutic product candidates to which we have a royalty interest do not receive regulatory approval, our third-party licensees will not be able to market them. Other potential risks to XOMA meeting these expectations are described in more detail in XOMA’s most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA’s prospects. Any forward-looking statement in this press release represents XOMA’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward- looking statement, except as required by applicable law.

EXPLANATORY NOTE: All references to “portfolio” in this presentation are to milestone and/or royalty rights associated with drug products in development. All references to “assets” in this presentation are to milestone and/or royalty rights associated with individual drug products in development.

XOMA CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$45,780	$43,471
Trade and other receivables, net	1,468	397
Prepaid expenses and other current assets	378	327

Total current assets	47,626	44,195
Property and equipment, net	59	83
Long-term royalty receivables	15,000	—
Long-term equity securities	392	—
Other assets	708	657

Total assets	$63,785	$44,935

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,244	$1,679
Accrued and other liabilities	2,382	2,693
Income taxes payable	—	1,637
Unearned revenue recognized under units-of-revenue method	490	615
Contract liabilities	798	798
Current portion of long-term debt	789	—

Total current liabilities	5,703	7,422
Unearned revenue recognized under units-of-revenue method – long-term	17,017	17,123
Long-term debt	21,690	14,572
Other liabilities – long-term	590	32

Total liabilities	45,000	39,149

Stockholders’ equity:
Convertible preferred stock, $0.05 par value, 1,000,000 shares authorized, 6,256 and 5,003 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	—
Common stock, $0.0075 par value, 277,333,332 shares authorized, 8,690,723 and 8,249,158 shares issued and outstanding at December 31, 2018 and 2017, respectively	65	62
Additional paid-in capital	1,211,122	1,184,783
Accumulated deficit	(1,192,402)	(1,179,059)

Total stockholders’ equity	18,785	5,786

Total liabilities and stockholders’ equity	$63,785	$44,935

XOMA CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Revenue from contracts with customers	$1,550	$5,423	$5,068	$52,428
Revenue recognized under units-of-revenue method	135	(66)	231	262

Total revenues	1,685	5,357	5,299	52,690

Operating expenses:
Research and development	237	660	1,682	7,875
General and administrative	4,327	6,711	18,563	24,337
Restructuring (credit) charges	543	(4)	1,911	3,447

Total operating expenses	5,107	7,367	22,156	35,659

(Loss) income from operations	(3,422)	(2,010)	(16,857)	17,031
Other income (expense):
Interest expense	(365)	(129)	(922)	(1,238)
Loss on extinguishment of debt	—	—	—	(650)
Other income, net	677	777	4,338	1,115

(Loss) income before income tax	(3,110)	(1,362)	(13,441)	16,258
Income tax benefit (expense)	98	44	98	(1,662)

Net (loss) income and comprehensive (loss) income	$(3,012)	$(1,318)	$(13,343)	$14,596

Net (loss) income and comprehensive (loss) income available to common stockholders, basic	$(3,012)	$(1,318)	$(13,343)	$5,714

Net (loss) income and comprehensive (loss) income available to common stockholders, diluted	$(3,012)	$(1,318)	$(13,343)	$5,810

Basic net (loss) income per share available to common stockholders	$(0.35)	$(0.16)	$(1.59)	$0.75

Diluted net (loss) income per share available to common stockholders	$(0.35)	$(0.16)	$(1.59)	$0.73

Weighted average shares used in computing basic net (loss) income per share available to common stockholders	8,430	8,197	8,373	7,619

Weighted average shares used in computing diluted net (loss) income per share available to common stockholders	8,430	8,197	8,373	7,980

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